As filed with the Securities and Exchange Commission on March 20, 2019

Registration No. 333-[●]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

The Walt Disney Company
(Exact name of registrant as specified in its charter)

Delaware	83-0940635
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

500 South Buena Vista Street
Burbank, California 91521
(818) 560-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
______________________

The Walt Disney Company Amended and Restated 2011 Stock Incentive Plan
The Walt Disney Company/Pixar 2004 Equity Incentive Plan
Disney Savings and Investment Plan
Disney Hourly Savings and Investment Plan
Twenty-First Century Fox, Inc. 2013 Long-Term Incentive Plan
______________________
Jolene E. Negre, Esq.
Associate General Counsel
The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521
(818) 560-1000
(Name, address, including zip code, and telephone
 number, including area code, of agent for service)
______________________

Copies to:
Faiza J. Saeed, Esq.
George F. Schoen, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000
______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock, $0.01 par value per share	136,973,132 shares	N/A	$14,924,465,925.67	$1,808,845.27

(1)
This Registration Statement covers the issuance of an aggregate of 136,973,132 shares of common stock, par value $0.01 per share (“Company Common Stock”), of The Walt Disney Company, a Delaware corporation, formerly known as TWDC Holdco 613 Corp. (“we,” “our,” “us,” “Disney,” or the “Company”).  Such shares of Company Common Stock consist of (i) 30,846,291 shares of Company Common Stock reserved under the 21CF Plan (as defined in the Explanatory Note below), including shares that underlie equity-based awards of Twenty-First Century Fox, Inc., a Delaware corporation (“21CF”), that were converted into equity-based awards of the Company in connection with the Mergers (as defined in the Explanatory Note below) and (ii) 106,126,841 shares of Company Common Stock reserved under the Old Disney Plans (as defined in the Explanatory Note below, and together with the 21CF Plan, the “Plans”), including shares that underlie equity-based awards of TWDC Enterprises 18 Corp., a Delaware Corporation, formerly known as The Walt Disney Company (“Old Disney”) that were converted into equity-based awards of the Company in connection with the Mergers.

(2)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover (i) any additional shares of Company Common Stock that may become issuable under any of the Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Company Common Stock and (ii) an indeterminate amount of plan interests to be offered or sold pursuant to the Old Disney 401(k) Plans (as defined in the Explanatory Note below).

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) promulgated under the Securities Act based on (i) with respect to 26,269,874 shares of Company Common Stock underlying unexercised stock options and stock appreciation rights previously granted under the Plans, the weighted average exercise price of such shares, or $97.18 and (ii) with respect to all other shares of Company Common Stock covered by this Registration Statement, the average of the high and low sales prices per share of the common stock, par value $0.01 per share, of Old Disney (“Old Disney Common Stock”) on the New York Stock Exchange (the “NYSE”) on March 19, 2019, or $111.75.

(4)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $121.20 per $1,000,000 of the maximum aggregate offering price.  Pursuant to Rule 457(p) promulgated under the Securities Act, $1,808,845.27 of the registration fee due is offset by the registration fee previously paid by the Company (out of the total registration fee paid of $8,396,033.87, against which $5,956,518,68 has been previously offset by the registration fee previously paid by the Company in connection with the registration of shares of Company Common Stock on Form S-4 (File No. 333-225850), as amended, initially filed by the Company on June 25, 2018) in connection with the registration of shares of Company Common Stock on Form S-4 (File No. 333-224335), as amended, initially filed by the Company on April 18, 2018, with respect to which no shares of Company Common Stock were issued or sold. Accordingly, no registration fee is owed in connection with this registration statement.

EXPLANATORY NOTE

On March 20, 2019 (the “Closing Date”), pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of June 20, 2018, among Old Disney, 21CF, Disney (formerly known as TWDC Holdco 613 Corp.), WDC Merger Enterprises I, Inc. and WDC Merger Enterprises II, Inc. (the “Merger Agreement”), Disney acquired all of the outstanding shares of Old Disney and 21CF through a transaction in which:  (i) WDC Merger Enterprises I, Inc. merged with and into Old Disney, with Old Disney surviving such merger as a wholly owned subsidiary of Disney (the “Disney Merger”) and (ii) WDC Merger Enterprises II, Inc. merged with and into 21CF, with 21CF surviving such merger as a wholly owned subsidiary of Disney (21CF, in its capacity as the surviving company of the 21CF Merger, the “Surviving Company”) (the “21CF Merger” and, together with the Disney Merger, the “Mergers”). As a result of the Mergers, among other things, Disney became the ultimate parent of Old Disney, 21CF and their respective subsidiaries.

As a result of the Mergers, at the effective time of the Disney Merger, which occurred at 12:01 a.m. Eastern Time on the Closing Date (the “Disney Effective Time”), Disney became the parent public reporting company. On the Closing Date, Disney filed a Current Report on Form 8-K for the purpose of establishing Disney as the successor issuer to Old Disney pursuant to Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Under the terms of the Merger Agreement, at the Disney Effective Time or at the effective time of the 21CF Merger, which occurred at 12:02 a.m. Eastern Time on the Closing Date (the “21CF Effective Time”), as applicable:

(i)
each outstanding 21CF performance stock unit (each, a “21CF PSU”) granted pursuant to the 21CF 2013 Long-Term Incentive Plan (such plan, the “21CF Plan”) prior to the 21CF Effective Time was converted into a Company restricted stock unit, subject solely to service-based vesting requirements, relating to the number of shares of Company Common Stock (rounded up to the nearest whole share) determined by multiplying the number of shares of common stock, par value $0.01 per share, of 21CF (such shares, “21CF Common Stock”) subject to such 21CF PSU based on the target level of performance by an exchange ratio described in the Merger Agreement (the “21CF Exchange Ratio”);

(ii)
each outstanding 21CF restricted stock unit award (each, a “21CF RSU”) granted pursuant to any of the 21CF Plan prior to the 21CF Effective Time was converted into a Company restricted stock unit award relating to the number of shares of Company Common Stock (rounded up to the nearest whole share) determined by multiplying the number of shares of 21CF Common Stock subject to such 21CF RSU by the 21CF Exchange Ratio; and

(iii)
each equity-based award with respect to shares of Old Disney Common Stock granted pursuant to any of the Walt Disney Company 2011 Stock Incentive Plan and the Walt Disney Company/Pixar 2004 Equity Incentive Plan, each, as amended from time to time, (such plans, together, the “Old Disney Equity Plans” and such equity-based awards, collectively, the “Old Disney Equity Awards”) was converted into a Company equity-based award of the same type with respect to the same number of shares of Company Common Stock.

In addition, at the Disney Effective Time, the investment option under each of the Disney Savings and Investment Plan and the Disney Hourly Savings and Investment Plan (such plans, collectively, the “Old Disney 401(k) Plans” and, together with the Old Disney Equity Plans, the “Old Disney Plans”) with respect to shares of Old Disney Common Stock was converted into an investment option with respect to Company Common Stock.

This Registration Statement is filed by the Company for the purpose of registering (i) 30,846,291 shares of Company Common Stock (determined after application of the 21CF Exchange Ratio) reserved under the 21CF Plan, including shares that underlie the converted 21CF PSUs and 21CF RSUs, and (ii) 106,126,841 shares of Company Common Stock reserved under the Old Disney Plans, including shares that underlie the converted Old Disney Equity Awards.

PART I
 INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I with respect to any Plan will be sent or given to employees participating in such Plan as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) promulgated under the Securities Act, or additional information about the Plans, will be available without charge by contacting Disney’s Senior Executive Vice President, General Counsel and Secretary at 500 South Buena Vista Street, Burbank, California, 91521, Telephone: (818) 560-1000.

Part II
 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC pursuant to the Securities Act and the Exchange Act, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	The Company’s Current Report on Form 8-K, dated March 20, 2019.

•	Old Disney’s Annual Report on Form 10-K for the fiscal year ended September 29, 2018.

•	The Disney Savings and Investment Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2017.

•	The Disney Hourly Savings and Investment Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2017.

•	Old Disney’s Proxy Statement on Schedule 14A filed January 11, 2019.

•	Old Disney’s Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2018.

•
Old Disney’s Current Reports on Form 8-K filed October 5, 2018, October 15, 2018, October 22, 2018, October 29, 2018, November 27, 2018, November 30, 2018, December 3, 2018, December 4, 2018, December 26, 2018, January 8, 2019, January 18, 2019 (Film No. 19532240), January 25, 2019, January 29, 2019, January 30, 2019, February 6, 2019, February 15, 2019, February 21, 2019, March 1, 2019, March 4, 2019, March 5, 2019, March 8, 2019, March 12, 2019, March 18, 2019 and March 20, 2019 (in each case, to the extent the information therein has been filed and not furnished).

•
The description of the Company’s common stock contained in the Company’s registration statement on Form S-4 (File No. 333-225850) first filed with the SEC on June 25, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents, reports or definitive proxy or information statements subsequently filed by the Company or Old Disney pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Company Common Stock offered hereby has been passed upon for the Company by Roger J. Patterson.  As an employee of the Company and former employee of Old Disney, Mr. Patterson is eligible to participate in the Old Disney Plans on the same basis as other similarly eligible employees, pursuant to which he owns, or has options or rights to acquire, an aggregate of less than 1% of the Company Common Stock currently outstanding.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The bylaws of the Company contain provisions that provide for indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, applicable state and federal law, including the DGCL.

As permitted by Section 102(b)(7) of the DGCL, the certificate of incorporation of the Company contains a provision eliminating the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

The Company maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

The Company also entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with future directors. Generally, these agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification. The indemnification agreements provide that the Company will pay certain amounts incurred by its directors in connection with any civil, criminal, administrative or investigative action or proceeding. Such amounts include any expenses, including attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

3.1	Restated Certificate of Incorporation of the Company, effective as of March 19, 2019 (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 20, 2019).
3.2
Certificate of Amendment to the Restated Certificate of Incorporation of the Company, effective as of March 20, 2019 (incorporated by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on March 20, 2019).

3.3	Amended and Restated Bylaws of the Company, effective as of March 19, 2019 (incorporated by reference from Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on March 20, 2019).
4.1	The Walt Disney Company Amended and Restated 2011 Stock Incentive Plan (incorporated by reference from Exhibit 10.1 to Old Disney’s Form 8-K filed March 16, 2012).
4.2	The Walt Disney Company/Pixar 2004 Equity Incentive Plan (incorporated by reference from Exhibit 10.1 to Old Disney’s Current Report on Form 8-K filed December 1, 2006).
4.3	Disney Savings and Investment Plan Amended and Restated Effective January 1, 2015 (incorporated by reference from Exhibit 10.30 to Old Disney’s Form 10-K for the fiscal year ended September 30, 2017).
4.4
First Amendment dated December 19, 2016 to the Disney Savings and Investment Plan as amended and restated effective January 1, 2015 (incorporated by reference from Exhibit 10.31 to Old Disney’s Form 10-K for the fiscal year ended September 30, 2017).

4.5	Second Amendment dated December 3, 2012 to the Disney Savings and Investment Plan (incorporated by reference from Exhibit 10.2 to Old Disney’s Form 10-Q for the quarter ended December 29, 2012).
4.6	Third Amendment dated December 18, 2014 to the Disney Savings and Investment Plan (incorporated by reference from Exhibit 10.4 to Old Disney’s Form 10-Q for the quarter ended March 28, 2015).
4.7	Fourth Amendment dated April 30, 2015 to the Disney Savings and Investment Plan (incorporated by reference to Exhibit 10.5 to Old Disney’s Form 10-Q for the quarter ended March 28, 2015).
4.8	Disney Hourly Savings and Investment Plan Amended and Restated Effective January 1, 2015.
4.9	First Amendment to the Disney Hourly Savings and Investment Plan as Amended and Restated Effective January 1, 2015.
4.10
Twenty-First Century Fox, Inc. 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to 21CF’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 18, 2013).

5.1	Opinion of Roger J. Patterson, Associate General Counsel and Assistant Secretary.
23.1	Consent of Roger J. Patterson (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, on March 20, 2019.

THE WALT DISNEY COMPANY

By:	/s/ Jolene E. Negre
Name: Jolene E. Negre
Title: Associate General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Principal Executive Officer

*/s/ Robert A. Iger	Chairman and Chief Executive Officer	March 20, 2019
Robert A. Iger

Principal Financial and Accounting Officers

*/s/ Christine M. McCarthy	Senior Executive Vice President and Chief Financial Officer	March 20, 2019
Christine M. McCarthy

*/s/ Brent A. Woodford	Executive Vice President, Principal Accounting Officer	March 20, 2019
Brent A. Woodford

Directors
*/s/ Susan E. Arnold	Director	March 20, 2019
Susan E. Arnold

*/s/ Mary T. Barra	Director	March 20, 2019
Mary T. Barra

*/s/ Safra A. Catz	Director	March 20, 2019
Safra A. Catz

*/s/ Francis A. deSouza	Director	March 20, 2019
Francis A. deSouza

*/s/ Michael Froman	Director	March 20, 2019
Michael Froman

*/s/ Robert A. Iger	Chairman of the Board and Director	March 20, 2019
Robert A. Iger

*/s/ Maria Elena Lagomasino	Director	March 20, 2019
Maria Elena Lagomasino

*/s/ Mark G. Parker	Director	March 20, 2019
Mark G. Parker

*/s/ Derica W. Rice	Director	March 20, 2019
Derica W. Rice

*By:  /s/ Jolene E. Negre____________________
Jolene E. Negre
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, on March 20, 2019.

DISNEY SAVINGS AND INVESTMENT PLAN DISNEY HOURLY SAVINGS AND INVESTMENT PLAN

By:	/s/ Christine M. McCarthy
Name: Christine M. McCarthy
Title: Chairman of the Investment and Administrative Committee, Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company